Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q2 RESULTS

Calhoun, Georgia, July 29, 2021 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2021 second quarter net earnings of $336 million and diluted earnings per share (EPS) of $4.82. Adjusted net earnings were $310 million, and EPS was $4.45, excluding restructuring, acquisition and other charges. Net sales for the second quarter of 2021 were $3.0 billion, up 44% as reported and 38% on a constant currency and days basis. For the second quarter of 2020, net sales were $2.0 billion, net loss was $48 million and diluted loss per share was $0.68, adjusted net earnings were $26 million, and EPS was $0.37, excluding restructuring, acquisition and other charges.
For the six months ending July 3, 2021, net earnings and EPS were $573 million and $8.18, respectively. Net earnings excluding restructuring, acquisition and other charges were $556 million and EPS was $7.94. For the 2021 six-month period, net sales were $5.6 billion, an increase of 30% versus prior year as reported or 23% on a constant currency and days basis. For the six-month period ending June 27, 2020, net sales were $4.3 billion, net earnings were $62 million and EPS was $0.87; excluding restructuring, acquisition and other charges, net earnings and EPS were $146 million and $2.04, respectively.

Commenting on Mohawk Industries’ second quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “In the quarter, we generated the highest quarterly sales of any period in our company’s history. Our revenues increased significantly over last year, when the pandemic interrupted the global economy. Our second quarter results were significantly stronger than we had anticipated across all our businesses with sales building on the momentum from our first period. In the quarter, our EPS was the highest on record for any quarter and our operating margin expanded to its highest level in the last four years as we leveraged our operational and SG&A expenses. The actions we have taken to simplify our product offering, enhance our productivity and restructure our costs are benefiting our results. We have delivered almost $95 million of the anticipated $100 to $110 million in savings from our restructuring initiatives. Across the enterprise, we continue to respond to rising material, energy and transportation costs by increasing product prices and optimizing manufacturing and logistics.
“During the quarter, most of our manufacturing ran near capacity or were limited by material supply and labor availability. Raw material constraints in many of our operations led to unplanned production shut downs during the period. Overall, we successfully managed these interruptions that impeded our normal operations as well as regional manufacturing and customer closings related to Covid regulations in local areas. Our inventory levels increased slightly in the period, primarily reflecting higher material costs. Rising freight costs and limited shipping capacity impacted our material costs, availability of imported products, local shipments to customers and international exports. Presently, we do not anticipate near term abatement of these constraints.

“All of our markets continue to show strength with robust housing sales and remodeling investments across the world. Commercial projects are increasing as the global economy improves and businesses gain confidence to expand and remodel. Inventory levels in most channels remain low, and our sales backlog is above historical levels. To improve our sales, mix and efficiencies, we will introduce more new products with enhanced features and lower production complexity in the second half of the year. To alleviate manufacturing constraints, we have approved new capital investments of approximately $650 million to increase our production with most taking 12 to 18 months to implement. In the second quarter, we purchased $142 million of our stock at an average share price of approximately $208 for a total of $827 million since we initiated our purchasing program. With our strong balance sheet and historically low leverage, we are reviewing additional investments to expand our sales and profitability.

“For the quarter, our Flooring Rest of the World Segment’s sales increased 68% as reported and 50% on a constant currency and days basis. The segment’s operating margins increased from 5.9% to 19.7% as reported. The increase was due to higher volume, pricing and mix improvements and a reduction of Covid restrictions partially offset by inflation. All our major product categories improved significantly during the period as residential sales expanded in all regions. We have implemented multiple price increases in most product categories to cover inflation in materials and freight. Raw material supplies are problematic and have impacted our LVT production and sales the most. We anticipate material and freight challenges will continue to impact our business in the third quarter. Sales of our high-end laminate continue to grow dramatically as our proprietary products are being widely accepted as a water-proof alternative to LVT and wood. We recently completed the acquisition of a laminate distributor in the U.K. that will improve our position in the market. Our LVT sales growth was strong during the period and could have been even higher if material shortages had not interrupted manufacturing. We are significantly expanding sales of our rigid LVT collections with our patented water-tight joints that prevent moisture from penetrating the floor. Our sheet vinyl sales rebounded strongly as retail stores opened in our primary markets. Our sheet vinyl distribution in Russia has expanded, and we are maximizing production to meet the growing demand. Our Australian and New Zealand flooring businesses delivered excellent results with sales and margins exceeding our expectations. Carpet sales are strengthening with the launch of new high-end wool and triexta collections that improved our mix. To expand our existing insulation business in Ireland and the U.K., we have signed an agreement to acquire an insulation manufacturer, which is pending government approval. Our panels business is running at full capacity and so far we have been able to manage material shortages without interruptions to our operations. To enhance our panel offering, we are commissioning a new line to create unique surfaces and visuals to differentiate our offering in the market.

“During the quarter, our Flooring North America Segment’s sales increased 35% as reported and on a constant basis and operating margin was 10.7% as reported, primarily due to higher volume, productivity, pricing and mix improvements and fewer Covid interruptions partially offset by inflation. Through the period, our order rate remained strong, and our sales backlog remains above historical levels. We are maximizing output at our facilities to support higher sales and improve our service. During the quarter, our production levels were hindered by local labor shortages and material supply, particularly in LVT, sheet vinyl and carpet. Ocean freight constraints delayed receipt of our imported products, impacting our sales, inventories and service levels. We implemented price increases as our material and transportation costs increased, and we have announced additional pricing actions as inflation continues. Our residential carpet sales continued their growth as consumers continue to invest in their homes. Our commercial sales have improved as businesses increase remodeling and new construction projects. To support higher demand of our premium laminate collections, we have implemented many process improvements to maximize our U.S. production and are importing product from our global operations. Our laminate expansion remains on schedule and should be operational by the end of this year. Our new waterproof Ultrawood collections are being launched as a high-performance alternative to typical engineered wood floors. Our LVT and sheet vinyl sales continue to increase, with growth in the residential retail and new construction channels. We have enhanced our LVT offering with more realistic visuals, proprietary water-tight joints and improved stain and scratch resistance. When material availability increases, we should see further improvement in our U.S. LVT manufacturing, which will support our recent product launches.

“For the quarter, our Global Ceramic Segment’s sales increased 38% as reported and 34% on a constant currency and days basis. The segment’s operating margin increased to 13.1% as reported, primarily due to higher volume, productivity, pricing and mix improvements and fewer Covid disruptions partially offset by inflation. Our ceramic businesses around the world have greatly improved, with strength in the residential channel and increasing commercial sales. All of them have low inventories, which impacted our sales growth and service levels. We continue to raise prices to cover material, energy and transportation inflation. Our U.S. ceramic business is strengthening, and we are improving our product mix with new shapes, sizes, and surface structures. Our countertop sales and mix continued to improve as we expand our premium offering with new technologies. Our Mexican and Brazilian ceramic businesses are very strong, with our residential business in both regions at historically high levels and commercial still recovering. Due to capacity constraints, our facilities could not fulfill customer demand, so we are allocating our production. We are expanding operations in Mexico this quarter, and we have initiated new investments to increase capacity in Brazil. Our European ceramic business delivered strong sales and profitability as pricing, mix and productivity improved our margins. We increased sales of our premium slabs, small sizes, outdoor and antibacterial collections. To support sales of our high-end collections, we have initiated expansion projects which will take through next year to complete. Our ceramic sales in Russia were robust across all channels with our direct sales to customers through our owned stores and new construction projects outperforming. We have initiated expansion plans in Russia with new production expected in the second half of next year.

“The global economy should continue to improve due to low interest rates, government stimulus and the success of COVID vaccines. Around the world, flooring sales trends remain favorable with residential remodeling and new construction at high levels and commercial projects strengthening. In the third period, we expect our strong sales to continue, with typical seasonal slowing from the second quarter. We will expand the introduction of new products with additional features and increase our sales investments to enhance our future sales and mix. Material, energy and transportation inflation is expected to continue and will require further pricing actions to offset. Most of our facilities should operate at high utilization rates though ongoing material and local labor constraints will limit our production. Our Global Ceramic and Flooring Rest of the World segments will observe their European vacation schedules in the third quarter, which reduces production and increases costs in the period. In many countries, future government actions to contain Covid remain a risk and could impact our business. Given these factors, we anticipate our third quarter adjusted EPS to be $3.71 to $ 3.81, excluding any restructuring charges.
“We entered this year with uncertainty about Covid, the economic recovery, home renovation and new construction. Our business is stronger than we had anticipated, and we are increasing investments to support additional growth and improve efficiencies. Longer term, housing sales and remodeling are expected to remain at a high level, apartment renovation should accelerate as rent deferment expires and investments in commercial projects should continue to strengthen. We are expanding our operations and introducing new innovations to maximize our results. Our balance sheet is strong, and we are exploring additional internal and acquisition opportunities.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call July 30, 2021, at 11:00 AM Eastern Time

The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 6767965. A replay will be available until August 30, 2021, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 6767965.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Net sales	$2,953,833	2,049,800	5,622,859	4,335,563
Cost of sales	2,051,626	1,679,833	3,928,883	3,349,156
Gross profit	902,207	369,967	1,693,976	986,407
Selling, general and administrative expenses	497,783	430,925	972,037	895,883
Operating income (loss)	404,424	(60,958)	721,939	90,524
Interest expense	14,894	12,956	30,135	21,627
Other (income) expense, net	(11,168)	1,037	(13,395)	6,716
Earnings (loss) before income taxes	400,698	(74,951)	705,199	62,181
Income tax expense (benefit)	64,245	(26,363)	131,935	304
Net earnings (loss) including noncontrolling interests	336,453	(48,588)	573,264	61,877
Net earnings (loss) attributable to noncontrolling interests	168	(331)	172	(380)
Net earnings (loss) attributable to Mohawk Industries, Inc.	$336,285	(48,257)	573,092	62,257

Basic earnings (loss) per share attributable to Mohawk Industries, Inc.
Basic earnings (loss) per share attributable to Mohawk Industries, Inc.	$4.84	(0.68)	8.21	0.87
Weighted-average common shares outstanding - basic	69,432	71,186	69,809	71,364

Diluted earnings (loss) per share attributable to Mohawk Industries, Inc.
Diluted earnings (loss) per share attributable to Mohawk Industries, Inc.	$4.82	(0.68)	8.18	0.87
Weighted-average common shares outstanding - diluted	69,745	71,186	70,102	71,547

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$338,391	568,521	597,996	763,495
Less: Capital expenditures	112,703	80,639	227,439	196,271
Free cash flow	$225,688	487,882	370,557	567,224

Depreciation and amortization	$148,466	154,094	299,681	299,610

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	July 3, 2021	June 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$753,677	737,712
Short-term investments	662,358	56,700
Receivables, net	2,017,622	1,586,398
Inventories	2,081,967	1,922,048
Prepaid expenses and other current assets	434,932	443,140
Total current assets	5,950,556	4,745,998
Property, plant and equipment, net	4,459,380	4,434,544
Right of use operating lease assets	383,343	318,047
Goodwill	2,609,174	2,541,906
Intangible assets, net	922,699	910,838
Deferred income taxes and other non-current assets	467,641	418,071
Total assets	$14,792,793	13,369,404
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$958,781	135,350
Accounts payable and accrued expenses	2,119,154	1,618,584
Current operating lease liabilities	100,951	118,296
Total current liabilities	3,178,886	1,872,230
Long-term debt, less current portion	1,723,294	2,573,155
Non-current operating lease liabilities	292,101	226,555
Deferred income taxes and other long-term liabilities	824,570	772,600
Total liabilities	6,018,851	5,444,540
Total stockholders' equity	8,773,942	7,924,864
Total liabilities and stockholders' equity	$14,792,793	13,369,404

Segment Information	Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Net sales:
Global Ceramic	$1,039,503	753,335	1,969,374	1,601,785
Flooring NA	1,081,189	800,088	2,050,439	1,648,418
Flooring ROW	833,141	496,377	1,603,046	1,085,360
Consolidated net sales	$2,953,833	2,049,800	5,622,859	4,335,563

Operating income (loss):
Global Ceramic	$136,435	(33,809)	224,239	14,168
Flooring NA	115,943	(45,484)	197,241	(9,278)
Flooring ROW	163,886	29,478	323,192	105,294
Corporate and intersegment eliminations	(11,840)	(11,143)	(22,733)	(19,660)
Consolidated operating income (loss)	$404,424	(60,958)	721,939	90,524

Assets:
Global Ceramic			$5,206,786	5,112,084
Flooring NA			3,870,309	3,682,638
Flooring ROW			4,240,433	3,770,581
Corporate and intersegment eliminations			1,475,265	804,101
Consolidated assets			$14,792,793	13,369,404

Reconciliation of Net Earnings (Loss) Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net earnings (loss) attributable to Mohawk Industries, Inc.	$336,285	(48,257)	573,092	62,257
Adjusting items:
Restructuring, acquisition and integration-related and other costs	6,094	100,336	17,971	112,266
Resolution of foreign non-income tax contingencies	(6,211)	—	(6,211)	—
One-time tax planning election	(26,731)	—	(26,731)	—
Income taxes	923	(25,723)	(1,812)	(28,802)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$310,360	26,356	556,309	145,721

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$4.45	0.37	7.94	2.04
Weighted-average common shares outstanding - diluted	69,745	71,186	70,102	71,547

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
July 3, 2021
Short-term debt and current portion of long-term debt	$958,781
Long-term debt, less current portion	1,723,294
Total debt	2,682,075
Less: Cash and cash equivalents	753,677
Net Debt	1,928,398
Less: Short-term investments	662,358
Net debt less short-term investments	$1,266,040

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	September 26, 2020	December 31, 2020	April 3, 2021	July 3, 2021	July 3, 2021
Operating income	$262,744	282,733	317,515	404,424	1,267,416
Other income	726	6,742	2,227	11,168	20,863
Net income attributable to noncontrolling interests	(336)	(176)	(4)	(168)	(684)
Depreciation and amortization(1)	151,342	156,555	151,216	148,466	607,579
EBITDA	414,476	445,854	470,954	563,890	1,895,174
Restructuring, acquisition and integration-related and other costs	26,925	15,947	6,059	(2,737)	46,194
Adjusted EBITDA	$441,401	461,801	477,013	561,153	1,941,368

Net Debt less short-term investments to Adjusted EBITDA					0.7
(1) Includes $2,620 of accelerated depreciation in Q2 2021 with $5,243 in Q3 2020, $6,435 in Q4 2020 and $5,818 in Q1 2021.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$2,953,833	2,049,800	5,622,859	4,335,563
Adjustment to net sales on constant shipping days	(20,418)	—	(131,365)	—
Adjustment to net sales on a constant exchange rate	(97,818)	—	(161,717)	—
Net sales on a constant exchange rate and constant shipping days	$2,835,597	2,049,800	5,329,777	4,335,563

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	July 3, 2021	June 27, 2020
Net sales	$1,039,503	753,335
Adjustment to segment net sales on constant shipping days	(8,193)	—
Adjustment to segment net sales on a constant exchange rate	(22,242)	—
Segment net sales on a constant exchange rate and constant shipping days	$1,009,068	753,335

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring ROW	July 3, 2021	June 27, 2020
Net sales	$833,141	496,377
Adjustment to segment net sales on constant shipping days	(12,225)	—
Adjustment to segment net sales on a constant exchange rate	(75,575)	—
Segment net sales on a constant exchange rate and constant shipping days	$745,341	496,377

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	July 3, 2021	June 27, 2020
Gross Profit	$902,207	369,967
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	5,452	69,478
Adjusted gross profit	$907,659	439,445

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	July 3, 2021	June 27, 2020
Selling, general and administrative expenses	$497,783	430,925
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(1,480)	(27,282)
Adjusted selling, general and administrative expenses	$496,303	403,643

Reconciliation of Operating Income (Loss) to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	July 3, 2021	June 27, 2020
Operating income (loss)	$404,424	(60,958)
Adjustments to operating income (loss):
Restructuring, acquisition and integration-related and other costs	6,932	96,760
Adjusted operating income	$411,356	35,802

Reconciliation of Segment Operating Income (Loss) to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	July 3, 2021	June 27, 2020
Operating income (loss)	$136,435	(33,809)
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	726	37,672
Adjusted segment operating income	$137,161	3,863

Reconciliation of Segment Operating Income (Loss) to Adjusted Segment Operating Income (Loss)
(Amounts in thousands)
	Three Months Ended
Flooring NA	July 3, 2021	June 27, 2020
Operating income (loss)	$115,943	(45,484)
Adjustments to segment operating income (loss):
Restructuring, acquisition and integration-related and other costs	5,487	28,226
Adjusted segment operating income (loss)	$121,430	(17,258)

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	July 3, 2021	June 27, 2020
Operating income	$163,886	29,478
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	442	29,614
Adjusted segment operating income	$164,328	59,092

Reconciliation of Earnings (Loss) Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	July 3, 2021	June 27, 2020
Earnings (loss) before income taxes	$400,698	(74,951)
Net (earnings) loss attributable to noncontrolling interests	(168)	331
Adjustments to earnings (loss) including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	6,094	100,336
Resolution of foreign non-income tax contingencies	(6,211)	—
Adjusted earnings including noncontrolling interests before income taxes	$400,413	25,716

Reconciliation of Income Tax Expense (Benefit) to Adjusted Income Tax Expense (Benefit)
(Amounts in thousands)
	Three Months Ended
	July 3, 2021	June 27, 2020
Income tax expense (benefit)	$64,245	(26,363)
One-time tax planning election	26,731	—
Income tax effect of adjusting items	(923)	25,723
Adjusted income tax expense (benefit)	$90,053	(640)

Adjusted income tax rate	22.5%	(2.5)%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.